Exhibit 10.2

EXECUTION VERSION

FIFTH AMENDMENT AND WAIVER

This FIFTH AMENDMENT AND WAIVER (this “Amendment”) dated as of July 15, 2016 is by and among HANGER, INC., a Delaware corporation (“Borrower”), the Guarantors identified on the signature pages hereto, the Lenders identified on the signature pages hereto and BANK OF AMERICA, N.A., in its capacity as Agent (in such capacity, the “Agent”).

RECITALS

WHEREAS, the Borrower, the Lenders and the Agent are parties to the Credit Agreement dated as of June 17, 2013, as amended by the First Amendment and Waiver dated as of June 19, 2015, the Second Amendment and Waiver dated as of September 11, 2015, the Third Amendment and Waiver dated as of November 13, 2015 and the Fourth Amendment and Waiver dated as of February 10, 2016 (as further amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested a waiver of certain Defaults and Events of Default that have occurred and are continuing under the Credit Agreement, and the Lenders have agreed to the requested waiver on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Defined Terms.  Capitalized terms defined in the Credit Agreement and used herein without other definition shall have the meanings ascribed to such terms in the Credit Agreement.

2.             Estoppel, Acknowledgement and Reaffirmation.  Each of the Loan Parties acknowledges and confirms that as of the date hereof (a) the aggregate outstanding principal amount of the Term A Loans is $191,250,000 and (b) the Total Revolving Usage is $137,850,000, each of which amounts constitutes a valid and subsisting obligation of the Loan Parties to the Lenders that is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind (it being understood that the undrawn portion of the Stated Amount of outstanding Letters of Credit included in the Total Revolving Usage, if any, constitutes a contingent obligation for so long as the Loan Parties are not required to cash collateralize such obligation in accordance with the Credit Agreement).  Each of the Loan Parties hereby acknowledges its obligations under the respective Loan Documents to which it is a party, reaffirms that each of the Liens created and granted in or pursuant to the Collateral Documents is valid and subsisting and agrees that this Amendment shall in no manner impair or otherwise adversely affect such obligations or Liens, except as explicitly set forth herein.

3.             Statement of Defaults.  The Borrower acknowledges that certain Defaults and Events of Default have occurred and are continuing as a result of (i) the Borrower’s failure to comply with Section 8.09 of the Credit Agreement (Consolidated Leverage Ratio) for the fiscal quarter ended March 31, 2016; (ii) the Borrower’s failure to deliver (A) the Financial Information (as defined in the First Amendment and Waiver), the September 30, 2015 Financial Information (as defined in the Third Amendment and Waiver) and the December 31, 2015 Financial Information (as defined in the Fourth Amendment and Waiver) (collectively, the “Prior Period Financial Information”) to the Agent on or before May 16, 2016 as required under Section 4.2(b) of the Fourth Amendment and Waiver (B) the financial information and other materials required pursuant to Section 7.01(b) of the Credit Agreement and the Compliance Certificate required pursuant to Section 7.02(b) of the Credit Agreement, in each case, with respect to the fiscal quarter ended March 31, 2016, to the Agent on or before May 15, 2016; (iii) the Borrower’s failure to timely deliver any notice required under Section 7.03 of the Credit Agreement with respect to the occurrence of any of the Defaults or Events of Default identified in the foregoing clauses (i) or (ii) or the following clause (iv); and (iv) any request for any Loan (or conversion or continuation with respect thereto) or issuance of any Letter of Credit made during the existence of any of the foregoing Defaults or Events of Default to the extent that such action would have been permitted solely but for the existence of such Defaults or Events of Default (collectively, the “Acknowledged Events of Default”).

4.             Waiver of Events of Default.

4.1          Subject to the terms and conditions set forth herein, the Lenders waive the Acknowledged Events of Default.

4.2          It is acknowledged and agreed that:

(a)           The waiver set forth in Section 4.1 is a one-time waiver limited exclusively to the Acknowledged Events of Default and shall not be construed to be a waiver of, or in any way obligate the Lenders to waive, any other Default or Event of Default that may have occurred or that may occur after the date hereof;

(b)           The Borrower shall deliver the Financial Information, the September 30, 2015 Financial Information and the December 31, 2015 Financial Information to the Agent for distribution to the Lenders promptly as soon as such information is filed with the SEC, but in no event later than August 15, 2017.  Any failure to deliver the Financial Information, the September 30, 2015 Financial Information or the December 31, 2015 Financial Information on or before August 15, 2017 shall constitute a new and immediate Event of Default under the Credit Agreement without regard to any otherwise applicable notice, cure or grace period.

(c)           The Borrower shall not be required to deliver the financial information and other materials required to be delivered pursuant to Sections 7.01(a) and 7.02(a) of the Credit Agreement for the fiscal year ending December 31, 2016 (the “2016 Audited Financial Information” and, together with the Prior Period Financial Information, the “Required Financial Information”) to the Agent on or before March 31, 2017 as required under the Credit Agreement.  The Borrower shall deliver the 2016 Audited Financial Information to the Agent for distribution to the Lenders promptly as soon as such information is filed with the SEC, but in no event later than August 15, 2017.  Any failure to the deliver the 2016 Audited Financial Information on or before August 15, 2017 shall constitute a new and immediate Event of Default under the Credit Agreement without regard to any otherwise applicable notice, cure or grace period.

5.             Additional Restrictions and Provisions Pending Certain Occurrences.  Notwithstanding anything in the Credit Agreement or the other Loan Documents to the contrary:

5.1          Until such time as (a) the Consolidated Leverage Ratio for the most recently ended fiscal quarter, as confirmed on the Compliance Certificate delivered to the Agent with respect to such fiscal quarter, is less than or equal to 4.00:1.00, and (b) the Borrower has delivered to the Agent, for distribution to the Lenders, the Required Financial Information (the “Compliance Date”), the following restrictions and provisions in addition to those set forth in the Credit Agreement shall apply:

(a)           The Borrower and its Subsidiaries shall not create, incur, assume or suffer to exist any Lien after June 19, 2015 in reliance on Section 8.01(m) of the Credit Agreement securing Indebtedness or other obligations of the Borrower and its Subsidiaries exceeding in the aggregate, at any time, $15,000,000;

(b)           The aggregate value of all assets disposed of by the Borrower and its Subsidiaries after the Fifth Amendment Effective Date pursuant to Section 8.02(j) of the Credit Agreement shall not exceed $15,000,000, except that assets may be disposed of pursuant to Section 8.02(j) in respect of the Dosteon and CARES businesses, whether pursuant to the plans to dispose of such businesses as described in the Borrower’s Current Report on Form 8-K filed with the SEC on November 7, 2014 or otherwise, and assets may be disposed of pursuant to Section 8.02(j) in respect of facility closings, in each case without reducing the availability under the foregoing $15,000,000 basket;

(c)           The aggregate principal amount of Investments by the Borrower and its Subsidiaries after June 19, 2015 pursuant to Section 8.04(e)(iii) of the Credit Agreement shall not exceed $5,000,000;

(d)           No Acquisition shall be permitted after June 19, 2015 (other than any Acquisition to which only Loan Parties are parties);

(e)           The Borrower and its Subsidiaries shall not make any Investment after June 19, 2015 in reliance on Section 8.04(j) of the Credit Agreement;

(f)            The Borrower and its Subsidiaries shall not make any Investment after June 19, 2015 in reliance on Section 8.04(m) of the Credit Agreement;

(g)           The aggregate principal amount of Investments by the Borrower and its Subsidiaries after June 19, 2015 pursuant to Section 8.04(n) of the Credit Agreement shall not exceed $5,000,000;

(h)           The Borrower and its Subsidiaries shall not create, incur, assume, suffer to exist or otherwise become directly or indirectly liable with respect to any Indebtedness after June 19, 2015 in reliance on Section 8.05(i) of the Credit Agreement;

(i)            The Borrower and its Subsidiaries shall not create, incur, assume, suffer to exist or otherwise become directly or indirectly liable with respect to any Indebtedness after June 19, 2015 in reliance on Section 8.05(l) of the Credit Agreement;

(j)            Foreign Subsidiaries shall not create, incur, assume, suffer to exist or otherwise become directly or indirectly liable with respect to any Indebtedness after June 19, 2015 in reliance on Section 8.05(o) of the Credit Agreement;

(k)           The Borrower and its Subsidiaries shall not create, incur, assume, suffer to exist or otherwise become directly or indirectly liable with respect to any Indebtedness after June 19, 2015 in reliance on Section 8.05(p) of the Credit Agreement, exceeding in the aggregate, at any time, $15,000,000;

(l)            The Borrower and its Subsidiaries shall not declare or make any Restricted Payment after June 19, 2015 in reliance on Section 8.08(a)(v) of the Credit Agreement;

(m)          The Borrower and its Subsidiaries shall not declare or make any Restricted Payment after June 19, 2015 in reliance on Section 8.08(a)(vi) of the Credit Agreement;

(n)           The Borrower and its Subsidiaries shall not declare or make any Restricted Payment after June 19, 2015 in reliance on Section 8.08(b)(ii), (b)(iii) or (b)(iv) of the Credit Agreement;

(o)           On or before the tenth (10th) Business Day of each calendar month, the Borrower shall prepare and deliver to the Agent for distribution to the Lenders, consolidated forecasts of cash flows for the Borrower and its Subsidiaries for at least the thirteen (13) weeks following each such delivery date in form and detail substantially consistent with the forecasts provided by the Borrower to the Lenders most recently prior to the date hereof, together with reports reconciling actual cash flows for the Borrower and its Subsidiaries with the previously-delivered weekly forecasts of cash flows for each calendar week that includes one or more Business Days that occurred during the preceding calendar month (but excluding any calendar week covered by a previous reconciliation report hereunder), in each case in form and detail substantially consistent with the form of the report provided by the Borrower to the Lenders most recently prior to the date hereof, and any failure to deliver any such forecast or reconciliation report shall constitute a new and immediate Event of Default under the Credit Agreement without regard to any otherwise applicable notice, cure or grace period;

(p)           As soon as available, but not later March 31, 2017, the Borrower shall prepare and deliver to the Agent for distribution to the Lenders a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of 2016 and the related consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to the absence of footnotes and any good faith adjustments that may arise in connection with the Borrower’s financial accounting remediation and audit process), the financial position for the periods indicated and the results of operations of the Borrower and its Subsidiaries;

(q)           No Credit Extension shall be permitted without the written consent of the Required Lenders unless, after giving effect to such Credit Extension, the Total Revolving Usage shall be less than or equal to the lesser of (i) $138,000,000 or (ii) the applicable amount set forth in the table below:

Time Period	Total Revolving Usage
From the Fifth Amendment Effective Date through September 30, 2016	The Aggregate Revolving Commitment minus $13,900,000
October 1, 2016 through December 31, 2016	The Aggregate Revolving Commitment minus $17,300,000
January 1, 2017 through March 31, 2017	The Aggregate Revolving Commitment minus $10,700,000
April 1, 2017 through December 31, 2017	The Aggregate Revolving Commitment minus $20,700,000
January 1, 2018 through March 31, 2018	The Aggregate Revolving Commitment minus $10,700,000
April 1, 2018 through the Revolving Maturity Date	The Aggregate Revolving Commitment minus $20,700,000

(r)            With respect to any financial statements delivered pursuant to Section 7.01 of the Credit Agreement and each related Compliance Certificate delivered pursuant to Section 7.02(b) of the Credit Agreement, (a) all such financial statements shall be subject to the absence of footnotes, (b) the requirements to deliver quarterly financial statements pursuant to Section 7.01(b) of the Credit Agreement and the related Compliance Certificates pursuant to Section 7.02(b) of the Credit Agreement with respect to any fiscal quarter ending on or prior to March 31, 2017 shall be subject to a fifteen (15) day grace period; and (c) the Borrower shall be permitted to include in each such Compliance Certificate a statement that such Compliance Certificate and the related financial statements are being delivered subject to any good faith adjustments that may arise in connection with the Borrower’s financial accounting remediation and audit process; provided, each such Compliance Certificate shall include a reasonably detailed reconciliation showing changes (if any) made to previously-delivered financial statements based on any such good faith adjustments;

(s)            If, at any time, the aggregate amount of cash and Cash Equivalents owned, held or controlled by the Loan Parties collectively exceeds $35,000,000 for a period longer than three (3) consecutive Business Days, the Borrower shall immediately repay the Revolving Loans (to the extent outstanding), without a corresponding reduction to the Revolving Commitments, in an amount sufficient to eliminate such excess; and

(t)            In the event the Borrower fails to deliver the financial information and other materials required to be delivered pursuant to Section 7.01(a) of the Credit Agreement for the fiscal year ending December 31, 2014 (the “2014 Audited Financial Information”) to the Agent on or before January 1, 2017, the Applicable Rate with respect to Base Rate Loans and LIBOR Rate Loans shall, effective January 1, 2017, increase by 0.50% per annum above the otherwise applicable Applicable Rate until the occurrence of the Compliance Date.  In the event the Borrower fails to deliver the Required Financial Information to the Agent on or before June 30, 2017, the Applicable Rate with respect to Base Rate Loans and LIBOR Rate Loans shall, effective July 1, 2017, increase by 0.50% per annum above the otherwise applicable Applicable Rate until the occurrence of the Compliance Date (such increase in the Applicable Rate shall be independent of, and in addition to, any increase in the Applicable Rate caused by a failure to deliver the 2014 Audited Financial Information on or before January 1, 2017).

This Section 5 of this Amendment shall supersede and replace Section 5 of the Fourth Amendment and Waiver.

6.             Amendments to Credit Agreement.  The Credit Agreement is amended as follows:

(a)           The following new definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“Compliance Date” means the date on which all of the following shall have occurred: (a) the Consolidated Leverage Ratio for the Borrower’s most recently ended fiscal quarter, as confirmed on the Compliance Certificate delivered to the Agent with respect to such fiscal quarter, shall be less than or equal to 4.00:1.00, and (b) the Borrower shall have delivered to the Agent, for distribution to the Lenders, the Financial Information (as defined in the First Amendment and Waiver), the September 30, 2015 Financial Information (as defined in the Third Amendment and Waiver), the December 31, 2015 Financial

Information (as defined in the Fourth Amendment and Waiver) and the 2016 Audited Financial Information (as defined in the Fifth Amendment and Waiver).

“Fifth Amendment and Waiver” means the Fifth Amendment and Waiver to this Agreement dated as of July 15, 2016.

“Fifth Amendment Effective Date” means August 1, 2016.

“Liquidity” means the sum of (i) the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries plus (ii) the amount of the Aggregate Revolving Commitment available to be borrowed as Revolving Loans.

“Permitted Senior Note Refinancing Indebtedness” means unsecured term loan Indebtedness incurred and/or Indenture notes exchanged by the Borrower to redeem, refinance or otherwise repay in full the Senior Notes (including, with respect to any Guaranty Obligations of any Guarantor in respect of the Senior Notes, the incurrence of a Guaranty Obligation by such Guarantor in respect of such new Indebtedness), provided:

(a)           the proceeds of such Permitted Senior Note Refinancing Indebtedness (together with any such Indenture notes exchanged) shall be used to redeem, refinance or otherwise repay in full the Senior Notes;

(b)           the Borrower may incur Permitted Senior Note Refinancing Indebtedness in excess of the amounts required to redeem, refinance or otherwise repay in full the Senior Notes; provided, the proceeds of such excess shall be used for no purpose other than ongoing working capital and other general corporate purposes of the Borrower and its Subsidiaries;

(c)           such Permitted Senior Note Refinancing Indebtedness shall be on terms substantially as set forth on Exhibit A attached hereto and the Agent shall have consented to the terms and conditions of the Permitted Senior Note Refinancing Indebtedness, which consent shall not be unreasonably withheld; and

(d)           the aggregate principal amount of Permitted Senior Note Refinancing Indebtedness incurred by the Loan Parties shall not be less than $280,000,000 or exceed $290,000,000.

“Refinancing Commitment Reduction” has the meaning set forth in Section 2.07(b)(i) of this Agreement.

“Refund Commitment Reduction” has the meaning set forth in Section 2.07(b)(ii) of this Agreement.

(b)           The definition of “Aggregate Revolving Commitment” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Aggregate Revolving Commitment” means the aggregate amount of the Revolving Commitments of the Lenders.  As of the Fifth Amendment Effective Date, the Aggregate Revolving Commitment is $165,000,000.

(c)           The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Rate” means 3.75% per annum with respect to Base Rate Loans, 4.75% per annum with respect to LIBOR Rate Loans and 0.375% per annum with respect to Commitment Fees.  Upon, and subject to, the occurrence of the Compliance Date, the Applicable Rate shall be reduced to 3.00% per annum with respect to Base Rate Loans and 4.00% per annum with respect to LIBOR Rate Loans.

(d)           Clause (e) of the definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business and loss on early retirement of debt); provided that (i) the aggregate amount of professional fees and expenses (excluding the aggregate amount of professional fees and expenses reimbursed by the Loan Parties in accordance with the Second Amendment and Waiver, which are not subject to the limitation set forth in this proviso) that may be added back pursuant to this clause (e) for any period of four consecutive fiscal quarters shall not exceed (A) for the period of four consecutive fiscal quarters ending on or prior to (1) March 31, 2016, $30,000,000; (2) June 30, 2016, $36,000,000; (3) September 30, 2016, $35,000,000; (4) December 31, 2016, $31,000,000; (5) March 31, 2017, $25,000,000; (6) June 30, 2017, $19,000,000; (7) September 30, 2017, $14,000,000; and (8) December 31, 2017, $11,500,000, and (B) for any period of four consecutive fiscal quarters ending thereafter, 10.0% of Consolidated EBITDA for such period (calculated without giving effect to any add back of professional fees and expenses pursuant to this clause (e)) and (ii) this clause (e) may not be used to add back the write-down of current assets;

(e)           The definition of “L/C Commitment” in Section 1.01 of the Credit Agreement is hereby amended by replacing the amount “$35,000,000” in such definition with the amount “25,000,000”

(f)            The definition of “LIBOR Rate” in Section 1.01 of the Credit Agreement is hereby amended by adding the following sentence to the end of such definition:

In no event shall the LIBOR Rate be less than 0.0% per annum.

(g)           The definition of “Net Cash Proceeds” in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (a) of such definition, (ii) replacing the period at the end of clause (b) with “; and” and (iii) adding the following new clause (c) to such definition:

(c)           the net amount of any federal income tax refund received in cash by any Loan Party in respect of tax year 2015 or any tax year prior to 2015.

(h)           Section 1.03(e) of the Credit Agreement is hereby amended by adding the following sentence to the end of such section:

For the avoidance of doubt, all calculations of the Consolidated Interest Coverage Ratio shall not be made by giving pro forma effect to the incurrence of the Permitted Senior Note Refinancing Indebtedness.

(i)            Section 2.07 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.07        Termination or Reduction of Revolving Commitments.

(a)           Voluntary Termination or Reduction.  The Borrower may, upon not less than three Business Days’ prior notice to the Agent (which notice may be conditioned upon the consummation of replacement financing), terminate the Revolving Commitments, or permanently reduce the Aggregate Revolving Commitment by $2,000,000 or any higher integral multiple of $1,000,000; provided that the Aggregate Revolving Commitment shall not be reduced to an amount less than the Total Revolving Usage.

(b)           Mandatory Reduction.  If the Borrower or any Subsidiary receives any Net Cash Proceeds from any of the following events, the Aggregate Revolving Commitment shall be permanently reduced as set forth in this Section 2.07(b):

(i)            On the fifth Business Day following the receipt of the Net Cash Proceeds in respect of the Permitted Senior Note Refinancing Indebtedness, the Aggregate Revolving Commitment shall be reduced by an amount equal to fifty percent (50%) of the amount by which such Net Cash Proceeds received by the Borrower or any Subsidiary (including without limitation any amounts received by the holders of the Senior Notes on account of the Borrower or any Subsidiary in connection with such refinancing transaction) exceed $200,000,000 (a “Refinancing Commitment Reduction”); provided that in no event shall the Aggregate Revolving Commitment be reduced to an amount less than $108,000,000 as a result of any Refinancing Commitment Reduction.  For purposes of this Section 2.07(b)(i), any call premium payable in respect of the Senior Notes and all other costs and expenses attendant to the retirement of the Senior Notes shall be deducted from the calculation of Net Cash Proceeds in addition to (but without duplication of) any other costs that may be deducted in calculation of Net Cash Proceeds under clause (b) of the definition of Net Cash Proceeds.

(ii)           On the fifth Business Day following the receipt of any Net Cash Proceeds from any federal income tax refund in respect of tax year 2015 or earlier, the Aggregate Revolving Commitment shall be reduced by an amount equal to fifty percent (50%) of such Net Cash Proceeds (a “Refund Commitment Reduction”); provided that (A) in no event shall the Aggregate Revolving Commitment be reduced to an amount less than $108,000,000 as a result of any Refund Commitment Reduction and (B) any Refund Commitment Reduction

may be waived or otherwise modified, in whole or in part, with the written consent of the Required Lenders.

(c)           Effect of Reduction.  Except as otherwise provided in clause (b)(ii)(B) above, once reduced in accordance with this Section 2.07, the Aggregate Revolving Commitment may not be increased.  Any reduction of the Aggregate Revolving Commitment shall be applied to reduce the Revolving Commitment of each Revolving Lender according to its Applicable Percentage.

(j)            Section 2.09(a) of the Credit Agreement is hereby amended by adding the following sentence to the end of such section.

In the event the Total Revolving Usage exceeds the Aggregate Revolving Commitment as a result of any Refinancing Commitment Reduction or Refund Commitment Reduction, the Borrower shall immediately repay the Revolving Loans in an aggregate amount sufficient to reduce the Total Revolving Usage to an amount not to exceed the Aggregate Revolving Commitment then in effect.

(k)           Section 8.05(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)           (i) the Permitted Senior Note Refinancing Indebtedness (and Guaranty Obligations of any Guarantor in respect thereof) and (ii) Indebtedness outstanding on the date hereof and listed on Schedule 8.05.

(l)            Section 8.09 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

8.09        Consolidated Leverage Ratio.

The Borrower shall not permit the Consolidated Leverage Ratio to exceed (a) 5.00:1.00 as of the end of the fiscal quarter of the Borrower ending on June 30, 2016; (b) 5.75:1.00 as of the end of the fiscal quarter of the Borrower ending on September 30, 2016; (c) 5.00:1.00 as of the end of the fiscal quarters of the Borrower ending on December 31, 2016 and March 31, 2017; (d) 4.50:1.00 as of the end of the fiscal quarter of the Borrower ending on June 30, 2017; (e)  4.25: 1.00 as of the end of the fiscal quarter of the Borrower ending on September 30, 2017; and (f) 4.00:1.00 as of the end of any fiscal quarter of the Borrower ending thereafter.

(m)          Section 8.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

8.10        Consolidated Interest Coverage Ratio.

The Borrower shall not permit the Consolidated Interest Coverage Ratio to be less than (a) 3.50:1.00 as of the end of the fiscal quarter of the Borrower ending on June 30, 2016; (b) 2.25:1.00 as of the end of the fiscal quarters of the Borrower ending on September 30, 2016, December 31, 2016, March 31, 2017 and June 30, 2017; and (c) 2.50:1.00 as of the end of any fiscal quarter of the Borrower ending thereafter.

(n)           A new Section 8.17 is hereby added to the Credit Agreement, which shall read as follows:

8.17        Minimum Liquidity.  The Borrower shall not permit Liquidity to be less than $10,000,000 at any time.

(o)           Section 9.01(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)           Specific Defaults.  The Borrower fails to perform or observe any term, covenant or agreement contained in Section 7.03(a), 7.04 (with respect to the Borrower), 7.11, Article VIII, the First Amendment and Waiver (giving effect to the subsequent amendments and waivers), the Second Amendment and Waiver (giving effect to the subsequent amendments and waivers), the Third Amendment and Waiver (giving effect to the subsequent amendments and waivers), the Fourth Amendment and Waiver (giving effect to the subsequent amendments and waivers) or the Fifth Amendment and Waiver; provided, a Default under Section 8.17 shall not become an Event of Default unless such Default remains unremedied for three (3) Business Days after the occurrence of such Default; or

(p)           Section 9.01(e) of the Credit Agreement is hereby amended to add the following language immediately prior to the “or” appearing at the end of such section:

for the avoidance of doubt, the occurrence of any Senior Notes becoming due and payable solely as a result of the redemption or other refinancing thereof using the proceeds of the Permitted Senior Note Refinancing Indebtedness in accordance with this Agreement shall not constitute an Event of Default under this clause (e) unless the Borrower fails to irrevocably deposit (or cause to be deposited) with the trustee under the Indenture that portion of the proceeds of the Permitted Senior Note Refinancing Indebtedness that is necessary to effectuate a satisfaction and discharge in accordance with Article 11 of the Indenture on the Fifth Amendment Effective Date;

(q)           Schedule 2.01 of the Credit Agreement is amended and restated in its entirety to read as set forth on Schedule 2.01 of this Amendment.

7.             Agent Financial Advisor.  The Loan Parties shall continue to provide the Agent Financial Advisor (as defined in Section 8 of the Second Amendment and Waiver) with reasonable access to the Loan Parties’ facilities, members of management and financial information as is necessary to perform the services within the scope of the Agent Financial Advisor’s Engagement.  Notwithstanding anything to the contrary in Section 8 of the Second Amendment and Waiver, Section 9 of the Third Amendment and Waiver or Section 7 of the Fourth Amendment and Waiver, the Agent shall be entitled to prompt reimbursement from the Loan Parties for fees and expenses incurred by the Agent in connection with services performed or expenses incurred by the Agent Financial Advisor from and after the Fifth Amendment Effective Date (defined below) to the extent that, in the absence of any Event of Default (after giving effect to this Amendment), such fees and expenses do not exceed $350,000 in the aggregate.

8.             Amendment Fee.  In consideration of the Lenders’ agreements set forth herein, the Borrower agrees to pay to the Agent, for the account of each Consenting Lender (defined below), an amendment fee (the “Fifth Amendment Fee”) in an amount equal to seventy-five (75) basis points (0.75%) of the outstanding principal amount of the Term A Loan held by such Consenting Lender plus the amount of such Lender’s Revolving Commitments (as reduced on the Fifth Amendment Effective Date pursuant to the terms of this Amendment).  The Fifth Amendment Fee shall be fully-earned, payable and non-refundable as of the Fifth Amendment Effective Date (defined below).  As used herein, “Consenting Lender” means a Lender that executes and delivers to the Agent a signature page to this Amendment on or prior to 4:00 p.m. Central Time on July 15, 2016 (or, as to any Lender, such later time or date as may be agreed by the Agent and the Borrower) and that does not revoke or otherwise withdraw such signature page prior to the effectiveness of this Amendment on the Fifth Amendment Effective Date.

9.             Effectiveness; Conditions Precedent.  This Amendment shall become effective as of the date hereof (the “Fifth Amendment Effective Date”) when, and only when, each of the following conditions shall have been satisfied or waived (or, in the case of clause (d) below, will be substantially contemporaneously satisfied on such date), in the sole discretion of the Agent and the Required Lenders:

(a)           The Agent shall have received counterparts of this Amendment duly executed by each of the Loan Parties and each of the Required Lenders;

(b)           The Agent shall have received the Fifth Amendment Fee;

(c)           The Agent shall have received the financial information and other materials required pursuant to Section 7.01(b) of the Credit Agreement and the Compliance Certificate required pursuant to Section 7.02(b) of the Credit Agreement, in each case, with respect to the fiscal quarter ended March 31, 2016; provided that such Compliance Certificate may contain a statement that such Compliance Certificates and the related financial statements are being delivered subject to any good faith adjustments that may arise in connection with the Borrower’s financial accounting remediation and audit process;

(d)           The Loan Parties shall have irrevocably deposited (or caused to be deposited) with the trustee under the indenture a sufficient amount of the proceeds of the Permitted Senior Note Refinancing Indebtedness to effectuate a satisfaction and discharge in accordance with Article 11 of the Indenture in connection with the redemption of the Senior Notes;

(e)           The Loan Parties shall have paid all reasonable fees, costs and expenses of the Agent (including, without limitation, fees, costs and expenses of counsel and of the Agent Financial Advisor) incurred in connection with this Amendment, to the extent invoiced to the Borrower at least one Business Day prior to the Fifth Amendment Effective Date; and

(f)            The Agent shall have received such other documents, instruments and certificates as the Agent or any Lender may reasonably request.

10.          Incorporation of Amendment.  Except as specifically modified herein, the terms of the Loan Documents shall remain in full force and effect.  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent under the Loan Documents, or constitute a waiver or amendment of any provision of the Loan Documents, except as expressly set forth herein.  This Amendment shall constitute a Loan Document.

11.          Representations and Warranties.  The Loan Parties hereby represent and warrant to the Agent and the Lenders as follows as of the Fifth Amendment Effective Date:

(a)           Each Loan Party has the corporate or other legal entity power and authority to execute, deliver and perform its obligations under this Amendment.

(b)           The execution, delivery and performance by each Loan Party of this Amendment have been duly authorized by all necessary corporate or other legal entity action.

(c)           This Amendment has been duly executed and delivered by such Loan Party.

(d)           This Amendment constitutes a legal, valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equity principles relating to enforceability.

(e)           The execution, delivery and performance by each Loan Party of this Amendment does not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject or (iii) violate any Requirement of Law.

(f)            No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any court Governmental Authority or any other Person (except those that have been obtained and remain in effect and disclosure filings that are required to be made with the SEC) is necessary or required to be made or obtained by any Loan Party in connection with the execution, delivery or performance by, or enforcement against, such Loan Party of this Amendment.

(g)           After giving effect to this Amendment, (i) the representations and warranties of the Loan Parties contained in the Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (ii) no Default has occurred and is continuing.

(h)           The Liens held by the Agent in the Collateral continue to be valid, binding and enforceable perfected Liens in accordance with the Collateral Documents that secure the Obligations subject only to the Permitted Liens.

If any representation and warranty set forth in this Section 11 is incorrect on and as of the date hereof then such incorrect representation and warranty shall constitute a new and immediate Event of Default without regard to any otherwise applicable notice, cure or grace period.

12.          Release.  In consideration of the Agent’s and the Required Lenders’ willingness to enter into this Amendment, each of the Loan Parties hereby releases and forever discharges the Agent, the Lenders and each of the Agent’s and the Lenders’ predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Lender Group”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with the Loan Documents or any of the negotiations, activities, events or circumstances arising out of or related to the Loan Documents through the date of this Amendment, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which each of the Loan Parties may have or claim to have against any of the Lender Group.

13.          No Third Party Beneficiaries.  This Amendment and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns.  No other Person shall have or be entitled to assert rights or benefits under this Amendment.

14.          Entirety.  This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.  This Amendment and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

15.          Counterparts; Electronic Delivery.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.  Delivery of an executed counterpart of this Amendment by facsimile or other electronic means shall be effective as an original.

16.          No Actions, Claim.  As of the date hereof, each Loan Party hereby acknowledges and confirms that it has no actual knowledge of any actions, causes of action, claims, demands, damages or liabilities of whatever kind or nature, in law or in equity, against any of the Lender Group arising from any action by such Persons or failure of such Persons to act under the Loan Documents on or prior to the date hereof.

17.          Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York

18.          Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 11.15 and 11.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

19.          Further Assurances.  Each of the Loan Parties agrees to execute and deliver, or to cause to be executed and delivered, all such instruments that are consistent with the terms of this Amendment as may reasonably be requested by the Agent to effectuate the intent and purposes, and to carry out the terms, of this Amendment.

20.          Miscellaneous.

(a)           Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(b)           Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(c)           Except as otherwise provided in this Amendment, if any provision contained in this Amendment is in conflict with, or inconsistent with, any provision in the Loan Documents, the provision contained in this Amendment shall govern and control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	HANGER, INC., a Delaware corporation

	By:	/s/ Paul A. Severt
	Name:	Paul A Severt
	Title:	VP, Corporate Finance and Treasurer

GUARANTORS:	ACCELERATED CARE PLUS CORP., a Delaware corporation
ACCELERATED CARE PLUS LEASING, INC., a Delaware corporation
ADVANCED PROSTHETICS OF AMERICA, INC., a Florida corporation
CREATIVE ORTHOTICS & PROSTHETICS, INC., a New York corporation
DIBELLO’S DYNAMIC ORTHOTICS AND PROSTHETICS, INC.,
a Texas corporation
DOSTEON CO HOLDING, INC., a Colorado corporation
DOSTEON SOLUTIONS, LLC, a Maryland limited liability company
DOSTEON WA HOLDING, INC., a Washington corporation
FAITH PROSTHETIC-ORTHOTIC SERVICES, INC.,
a North Carolina corporation
GENESIS MEDICAL GROUP, LLC, an Oregon limited liability company
HANGER PROSTHETICS & ORTHOTICS, INC., a Delaware corporation
HANGER PROSTHETICS & ORTHOTICS EAST, INC.,
a Delaware corporation
HANGER PROSTHETICS & ORTHOTICS WEST, INC.,
a California corporation
INNOVATIVE NEUROTRONICS, INC., a Delaware corporation
LIBERTY HEALTH SERVICES, LLC, a Delaware limited liability company
LINKIA, LLC, a Maryland limited liability company
MK PROSTHETIC & ORHTOTIC SERVICES, INC., a Texas corporation
NASCOTT, INC., a Delaware corporation
OPNET, INC., a Nevada corporation
ORTHO-MEDICAL PRODUCTS, INC., a New York corporation
ORTHOTIC & PROSTHETIC TECHNOLOGIES, INC., a Texas corporation
SCOPE ORTHOTICS & PROSTHETICS, INC., a California corporation
SOUTHERN PROSTHETIC SUPPLY, INC., a Georgia corporation
TEAM POST-OP, INC., a California corporation
THE BRACE SHOP PROSTHETIC ORTHOTIC CENTERS, INC.,
an Ohio corporation

	By:	/s/ Paul A. Severt
	Name:	Paul A. Severt
	Title:	VP, Corporate Finance and Treasurer of each of the foregoing Guarantors

Hanger, Inc.

Fifth Amendment and Waiver

AGENT:	BANK OF AMERICA, N.A.

	By:	/s/ Christine Trotter
Name: Christine Trotter
Title: Assistant Vice President

Hanger, Inc.

Fifth Amendment and Waiver

LENDERS:	ASSOCIATED BANK, NATIONAL ASSOCIATION

	By:	/s/ C. James Munhofen
Name: C. James Munhofen
Title: Vice President

Hanger, Inc.

Fifth Amendment and Waiver

LENDERS:	BANK OF AMERICA, N.A.

	By:	/s/ Heath Lipson
Name: Heath Lipson
Title: Senior Vice President

Hanger, Inc.

Fifth Amendment and Waiver

LENDERS:	BOKF, NA dba Bank of Texas

	By:	/s/ Eric. R. Ernst
Name: Eric R. Ernst
Title: SVP, Special Assets

Hanger, Inc.

Fifth Amendment and Waiver

LENDERS:	COMPASS BANK

	By:	/s/ Jon McCurdy
Name: Jon McCurdy
Title: Vice President

Hanger, Inc.

Fifth Amendment and Waiver

LENDERS:	FIFTH THIRD BANK

	By:	/s/ David Peura
Name: David Peura
Title: VP

Hanger, Inc.

Fifth Amendment and Waiver

LENDERS:	PROSPERITY BANK

	By:	/s/ Eric Morse
Name: Eric Morse
Title: Senior Vice President

Hanger, Inc.

Fifth Amendment and Waiver

LENDERS:	REGIONS BANK

	By:	/s/ Mike Zingraf
Name: Mike Zingraf
Title: SVP

Hanger, Inc.

Fifth Amendment and Waiver

LENDERS:	SUMITOMO MITSUI BANKING CORPORATION

	By:	/s/ Akira Fujiwara
Name: Akira Fujiwara
Title: Deputy General Manager

Hanger, Inc.

Fifth Amendment and Waiver

LENDERS:	SUNTRUST BANK

	By:	/s/ Samuel M. Ballesteros
Name: Samuel M. Ballesteros
Title: Senior Vice President

Hanger, Inc.

Fifth Amendment and Waiver

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Kirk Tesch
Name: Kirk Tesch
Title: Managing Director

Hanger, Inc.

Fifth Amendment and Waiver

SCHEDULE 2.01

COMMITMENTS AND PERCENTAGES

Lender	Revolving Commitment	Term A Commitment	% of Total
Bank of America, N.A.	$29,040,000.00	$33,750,000.03	17.6%
Wells Fargo Bank, N.A.	$29,040,000.00	$33,750,000.03	17.6%
Branch Banking & Trust Company	$19,470,000.00	$22,500,000.00	11.8%
Compass Bank	$16,500,000.00	$19,125,000.00	10.0%
Regions Bank	$16,500,000.00	$19,125,000.00	10.0%
Sumitomo Mitsui Banking Corporation	$13,530,000.00	$15,750,000.00	8.2%
SunTrust Bank	$13,530,000.00	$15,750,000.00	8.2%
Fifth Third Bank	$11,715,000.00	$13,499,999.98	7.1%
Associated Bank, National Association	$4,785,000.00	$5,625,000.02	2.9%
Royal Bank of Canada	$3,960,000.00	$4,499,999.97	2.4%
BOKF, NA, dba Bank of Texas	$3,960,000.00	$4,499,999.97	2.4%
Prosperity Bank	$2,970,000.00	$3,375,000.00	1.8%
TOTAL	$165,000,000.00	$191,250,000.00	100%

EXHIBIT A

Terms for Senior Notes Refinancing Indebtedness

BORROWER:	Hanger, Inc.

GUARANTORS:	All Subsidiaries of the Borrower that guaranty the Senior Notes could guaranty the Refinancing Indebtedness.

COMMITMENT:	The Refinancing Indebtedness would be in an aggregate principal amount not less than $280,000,000 or in excess of $290,000,000.

COLLATERAL:	None. The Refinancing Indebtedness would be unsecured.

FINANCIAL COVENANTS:	None.

RATING:	Not required. The Borrower would not be required to maintain any rating.

MATURITY:	The Refinancing Indebtedness would have a maturity date that is no earlier than ninety one (91) days after the Revolving Maturity Date.

PRICING:

The Refinancing Indebtedness would bear interest at a rate not to exceed an adjusted LIBOR rate plus 11.50% per annum; or an adjusted base rate plus 10.00% per annum (or, if the Refinancing Indebtedness provides for a fixed rate, a rate not to exceed 12.50% per annum); provided that any LIBOR rate floor may be set at no greater than 1.00% per annum.

AMORTIZATION:	None. The Refinancing Indebtedness would have no regularly-scheduled payments of principal. All outstanding principal would be due and payable at maturity.

ORIGINAL ISSUE DISCOUNT:	The Refinancing Indebtedness could be issued with an original issue discount equal to 2.0% or less.

PREPAYMENT PREMIUM:	The Refinancing Indebtedness may be subject to a market prepayment premium.